Exhibit 5.2

[Brooks, Pierce, McLendon, Humphrey & Leonard L.L.P. Letterhead]

August 14, 2020

Asbury Automotive Group, Inc.

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

Re:	Registration Statement on Form S-4 Filed by Asbury Automotive Group, Inc. and the Guarantors (as defined below) Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), with respect to its North Carolina subsidiaries, Crown Acura/Nissan, LLC and Crown Honda, LLC (together the “North Carolina Subsidiaries”) in connection with the Registration Statement on Form S-4 to which this letter will be filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $280,000,000 aggregate principal amount of 4.50% Senior Notes due 2028 of the Company (the “2028 Exchange Notes”) and up to $320,000,000 aggregate principal amount of 4.75% Senior Notes due 2030 of the Company (the “2030 Exchange Notes,” and together with the 2028 Exchange Notes, the “Exchange Notes”) for an equal aggregate principal amount of 4.50% Senior Notes due 2028 of the Company outstanding on the date hereof (the “2028 Outstanding Notes”) and 4.75% Senior Notes due 2030 of the Company outstanding on the date hereof (the “2030 Outstanding Notes,” and together with the 2028 Outstanding Notes, the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture relating to the 2028 Outstanding Notes, dated as of February 19, 2020, and the Indenture relating to the 2030 Outstanding Notes, dated as of February 19, 2020 (collectively, the “Indentures”), by and among the Company, the North Carolina Subsidiaries and the other guarantors signatory thereto (together with the North Carolina Subsidiaries, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Guarantors.

Asbury Automotive Group, Inc.

August 14, 2020

As special North Carolina counsel to the Company with respect to the North Carolina Subsidiaries, we have examined such certificates and documents and made such other inquiries as we have deemed necessary or appropriate for purposes of the opinions set forth herein. We have reviewed copies of the following documents:

(a)

Articles of Organization of Crown Acura/Nissan, LLC filed with the North Carolina Secretary of State on May 8, 1996, as amended by Articles of Amendment filed with the North Carolina Secretary of State on July 30, 1998 (the “Crown Acura Articles”);

(b)

Articles of Organization of Crown Honda, LLC filed with the North Carolina Secretary of State on May 8, 1996, as amended by Articles of Amendment filed with the North Carolina Secretary of State on July 30, 1998 (the “Crown Honda Articles”);

(c)

Amended and Restated Limited Liability Company Operating Agreement of Crown Acura/Nissan, LLC dated September 8, 2014 (the “Crown Acura Operating Agreement”, and together with the Crown Acura Articles the “Crown Acura Organizational Documents”);

(d)

Amended and Restated Limited Liability Company Operating Agreement of Crown Honda, LLC dated September 8, 2014 (the “Crown Honda Operating Agreement”, and together with the Crown Honda Articles the “Crown Honda Organizational Documents”);

(e)

Actions Taken by Unanimous Written Consent in Lieu of a Meeting dated February 3, 2020 and executed by Asbury Automotive North Carolina Real Estate Holdings L.L.C., the sole member of each of the North Carolina Subsidiaries, approving the Indentures and the Subsidiary Guarantees contained therein (the “Written Consent”);

(f)	Certificate of Existence dated August 5, 2020 issued by the North Carolina Secretary of State for Crown Acura/Nissan, LLC (the “Crown Acura Certificate of Existence”); and

(g)	Certificate of Existence dated August 5, 2020 issued by the North Carolina Secretary of State for Crown Honda, LLC (the “Crown Honda Certificate of Existence”).

As to all matters of fact set forth below, and all matters of fact which form the basis of any opinion set forth below, we have relied upon (1) certifications and letters provided by governmental or public officials, (2) certificates and statements of the officers and agents of the Company and its subsidiaries, including without limitation, the North Carolina Subsidiaries, and (3) the representations and warranties of the Company and its subsidiaries, including without limitation, the North Carolina Subsidiaries, which are set forth in the Indentures and the Registration Statement. We have not attempted to independently verify any factual matters in connection with the giving of the opinions set forth below.

Asbury Automotive Group, Inc.

August 14, 2020

In giving the opinions set forth below, we have assumed the following facts that we do not know to be true:

A. All documents, certificates and instruments submitted to us as originals are authentic, and all documents, certificates and instruments submitted to us as certified, photostatic or pdf copies conform to the original documents, certificates and instruments which are themselves authentic.

B. We have not witnessed the execution or delivery of any of the Indentures or any other document executed pursuant thereto by any party. Accordingly, we have assumed that the signatures of the persons executing such documents on behalf of each party thereto and acknowledging any signatures are genuine. Further, we have assumed that all natural persons signing documents submitted to us were at the time of signing legally competent to do so.

C. Any certificate, representation, other confirmation or other document on which we have relied that was given or dated on or prior to the date hereof continues to remain accurate, insofar as relevant to our opinions from such earlier date through and including the date of this letter.

D. All minutes, written consents, organizational documents and related records provided to us for examination are accurate and complete and have not been repealed, revoked, rescinded or amended in any respect, and each remains in full force and effect as of the date hereof. Specifically, we have assumed that the Crown Acura Organizational Documents and the Crown Honda Organizational Documents (collectively, the “Organizational Documents”) are the current organizational documents for the North Carolina Subsidiaries, are accurate and complete and in full force and effect, and that none of the Organizational Documents nor the Written Consent have been amended, modified, altered, repealed, rescinded, revoked or terminated in any fashion.

E. All certificates and approvals of public officials have been properly given and were accurate and complete when given and remain accurate and complete on the date of this letter.

Based upon the foregoing, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

1. Based solely upon the Crown Acura Certificate of Existence, Crown Acura/Nissan, LLC is a limited liability company in existence under the laws of the State of North Carolina. Based solely upon the Crown Honda Certificate of Existence, Crown Honda, LLC is a limited liability company in existence under the laws of the State of North Carolina.

2. Each of the North Carolina Subsidiaries has all requisite limited liability company power and authority to perform its obligations under the Indentures, including the Subsidiary Guarantees contained therein.

Asbury Automotive Group, Inc.

August 14, 2020

3. The execution and delivery by each North Carolina Subsidiary of the Indentures, and the performance by it of its obligations under the Subsidiary Guarantees contained therein, have been duly authorized by all necessary limited liability company action on the part of such North Carolina Subsidiary.

4. The execution and delivery by Crown Acura of the Indentures did not, and the performance by Crown Acura of its obligations under the Subsidiary Guarantees contained therein will not, violate (a) the Crown Acura Organizational Documents (other than performance under any indemnification provision, as to which no opinion is rendered), or (b) North Carolina Law (as hereinafter defined).

5. The execution and delivery by Crown Honda of the Indentures did not, and the performance by Crown Honda of its obligations under the Subsidiary Guarantee contained therein will not, violate (a) the Crown Honda Organizational Documents (other than performance under any indemnification provision, as to which no opinion is rendered), or (b) North Carolina Law (as hereinafter defined).

All the opinions set forth in this letter are expressly limited and qualified as follows:

a. The opinions expressed herein are limited to matters of North Carolina Law. No opinion is expressed as to any issue that is governed by the laws of any other jurisdiction. The term “North Carolina Law” means the existing North Carolina statutes, rules and regulations that a lawyer practicing in North Carolina and exercising customary professional diligence would recognize as being applicable to the transactions described in the Indentures.

b. Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

c. Our opinions herein are being furnished in connection with the Exchange Offer pursuant to the Registration Statement. We hereby consent to the filing of this letter as Exhibit 5.2 to the Registration Statement. The filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No one is entitled to rely on our opinions in any other context.

d. This letter and our opinions herein are limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or such opinions to reflect any subsequent change in the laws or facts.

e. We express no opinion as to the enforceability of any provisions in any of the Indentures, including the Subsidiary Guarantees contained therein or any other document. Further, we are not expressing any opinion with respect to the accuracy or completeness of any representation or warranty made by any party therein.

Asbury Automotive Group, Inc.

August 14, 2020

f. Except to the extent expressly stated herein, we have not undertaken any independent investigation or inquiry to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from the fact of our representation as special North Carolina counsel to the Company with respect to the North Carolina Subsidiaries in connection with the Subsidiary Guarantees.

g. The opinions set forth above represent our professional judgment as to the matters described; they are not binding on any court or tribunal or other person or entity; and they do not represent any guarantee of any particular facts, circumstances or results.

Very truly yours,

BROOKS, PIERCE, McLENDON,
HUMPHREY & LEONARD, L.L.P.

By:	/s/ Elizabeth S. Brewington
Elizabeth S. Brewington

ESB/llh